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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                   Under the Securities Exchange Act of 1934*


                                AutoNation, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05329W102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 8, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:        [ ]  Rule 13d-1(b)
                          [X]  Rule 13d-1(c)
                          [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562




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                                  SCHEDULE 13G


---------------------                                       ------------------
CUSIP No. - 05329W102                                       Page 2 of 9 Pages
---------------------                                       ------------------


-------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         ESL Partners, L.P., a Delaware limited partnership
         22-2875193
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                      5   SOLE VOTING POWER
           NUMBER OF
             SHARES                       24,094,700
          BENEFICIALLY             --------------------------------------------
            OWNED BY                  6   SHARED VOTING POWER
              EACH
           REPORTING                          0
             PERSON                --------------------------------------------
              WITH                    7   SOLE DISPOSITIVE POWER

                                          24,094,700
                                   --------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 37,566,600
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 10.41%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

---------------------                                       ------------------
CUSIP No. - 05329W102                                       Page 3 of 9 Pages
---------------------                                       ------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                   (b) [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OR ORGANIZATION

                       Bermuda
--------------------------------------------------------------------------------
                                      5   SOLE VOTING POWER
           NUMBER OF
             SHARES                           5,596,176
          BENEFICIALLY             --------------------------------------------
            OWNED BY                  6   SHARED VOTING POWER
              EACH                               0
           REPORTING
             PERSON               --------------------------------------------
              WITH                    7   SOLE DISPOSITIVE POWER

                                              5,596,176
                                  --------------------------------------------
                                      8   SHARED DISPOSITIVE POWER

                                                 0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             37,566,600
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.41%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

                 CO
--------------------------------------------------------------------------------




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---------------------                                       ------------------
CUSIP No. - 05329W102                                       Page 4 of 9 Pages
---------------------                                       ------------------

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5  SOLE VOTING POWER
            NUMBER OF
             SHARES                          567,082
          BENEFICIALLY             --------------------------------------------
            OWNED BY                  6  SHARED VOTING POWER
              EACH
           REPORTING                           0
             PERSON                --------------------------------------------
              WITH                    7  SOLE DISPOSITIVE POWER

                                             567,082
                                  --------------------------------------------
                                      8  SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                37,566,600
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  10.41%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

---------------------                                       ------------------
CUSIP No. - 05329W102                                       Page 5 of 9 Pages
---------------------                                       ------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           ESL Investors, L.L.C.
           13-4095958
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OR ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                                      5  SOLE VOTING POWER
           NUMBER OF
             SHARES                        7,308,642
          BENEFICIALLY             --------------------------------------------
            OWNED BY                  6  SHARED VOTING POWER
              EACH
           REPORTING                          0
             PERSON                --------------------------------------------
              WITH                    7  SOLE DISPOSITIVE POWER

                                           7,308,642
                                  --------------------------------------------
                                      8  SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            37,566,600
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.41%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

                                                            ------------------
                                                            Page 6 of 9 Pages
                                                            ------------------

Item 1(a)    Name of Issuer:

             AutoNation, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             110 S.E. 6th Street
             Ft. Lauderdale, FL 33301

Item 2(a)    Names of Persons Filing:

             ESL Partners, L.P.
             ESL Limited
             ESL Institutional Partners, L.P.
             ESL Investors, L.L.C.

Item 2(b)    Addresses of Principal Business Offices:

             ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL Investors, L.L.C.:
             One Lafayette Place
             Greenwich, CT 06830

             ESL Limited
             Hemisphere House
             9 Church Street
             Hamilton, Bermuda

Item 2(c)    Citizenship:

             ESL Partners, L.P. -- Delaware
             ESL Limited -- Bermuda
             ESL Institutional Partners, L.P. -- Delaware
             ESL Investors, L.L.C. -- Delaware

Item 2(d)    Title of Class of Securities:

             Common Stock, par value $.01 per share

Item 2(e)    CUSIP Number:

             05329W102



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                                                            Page 7 of 9 Pages
                                                            ------------------

Item 3   Status of Persons Filing:

         (a)    [ ]     Broker or dealer registered under section 15 of the
                        Act (15 U.S.C. 78o);

         (b)    [ ]     Bank as defined in section 3(a)(6) of the Act (15
                        U.S.C. 78c);

         (c)    [ ]     Insurance company as defined in section 3(a)(19) of
                        the Act (15 U.S.C. 78c);

         (d)    [ ]     Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)    [ ]     An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

         (f)    [ ]     An employee benefit plan or endowment fund in
                        accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)    [ ]     A parent holding company or control person in
                        accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)    [ ]     A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)    [ ]     A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)    [ ]     Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).

Item 4   Ownership:

         (a) Amount Beneficially Owned: 37,566,600 shares of Common Stock, par value $.01 per share.

                  This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of AutoNation, Inc. common stock beneficially owned by the other members of the group.

                  As of November 13, 2000: (i) ESL was the record owner of 24,094,700 shares of common stock of AutoNation, Inc.; (ii) Limited was the record owner of 5,596,176 shares of common stock of AutoNation, Inc.; (iii) Institutional was the record owner of 567,082 shares of common stock of AutoNation, Inc.; and (iv) Investors was the record owner of 7,308,642 shares of common stock of AutoNation, Inc.

         (b)      Percent of Class: 10.41%.

                                                            ------------------
                                                            Page 8 of 9 Pages
                                                            ------------------

         (c)      Number of shares as to which each person has:

                  (i)      sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                  (ii)     shared power to vote or to direct the vote: 0.

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                                    See Item 7 of each cover page.

                  (iv) shared power to dispose or to direct the disposition of: 0.

Item 5   Ownership of 5% or Less of a Class:

         Not applicable.

Item 6   Ownership of More than 5% on Behalf of Another Person:

         Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

         Not applicable

Item 8   Identification and Classification of Members of the Group:

         See Item 4(a).

Item 9   Notice of Dissolution of Group:

         Not applicable

Item 10  Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            ------------------
                                                            Page 9 of 9 Pages
                                                            ------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 13, 2000                      ESL PARTNERS, L.P.

                                             By: RBS Partners, L.P.,
                                                 its general partner
                                             By: ESL Investments, Inc.,
                                                 its general partner

                                             By: /s/ EDWARD S. LAMPERT
                                                ------------------------------
                                                     Edward S. Lampert
                                                     Chairman

                                             ESL LIMITED

                                             By: ESL Investment Management,
                                                 LLC, its investment manager

                                             By: /s/ EDWARD S. LAMPERT
                                                ------------------------------
                                                     Edward S. Lampert
                                                     Managing Member

                                             ESL INSTITUTIONAL PARTNERS, L.P.

                                             By: RBS Investment Management,
                                                 LLC, its general partner

                                             By: /s/ EDWARD S. LAMPERT
                                                ------------------------------
                                                     Edward S. Lampert
                                                     Managing Member

                                             ESL INVESTORS, L.L.C.

                                             By: RBS Partners, L.P.,
                                                 its manager
                                             By: ESL Investments, Inc.,
                                                 its general partner

                                             By: /s/ EDWARD S. LAMPERT
                                                ------------------------------
                                                     Edward S. Lampert
                                                     Chairman




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                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of November 13, 2000, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., and ESL Investors, L.L.C.